Exhibit 10.1

USD $30,000,000

UNSECURED TERM LOAN FACILITY AGREEMENT

Dated as of September 30, 2024

By and between

CION INVESTMENT CORPORATION,
as Borrower

and

The Lender Set Forth on the Signature Page Hereto,
as Lender

This UNSECURED TERM LOAN FACILITY AGREEMENT (this “Agreement”) is dated as of September 30, 2024, by and between:

(1)	CION INVESTMENT CORPORATION, a company incorporated under the laws of the State of Maryland, registration number D14242259, as borrower (the “Borrower”); and

(2)	THE LENDER SET FORTH ON THE SIGNATURE PAGE HERETO, a company incorporated under the laws of the State of Israel, as lender (together with its successors and assignees that enter into an Assignment Agreement, the “Lender”);

It is agreed as follows:

1.	Definitions and Interpretation.

1.1.	Definitions.

In this Agreement:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Borrower, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Borrower or any Subsidiary or any Person of which the Borrower and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower. Notwithstanding anything herein to the contrary, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment.

“Alternate Rate” means the Prime Rate plus the Margin plus the Applicable Rate.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act and the Prohibition of Money Laundering Law, 2000 (including all regulations and decrees promulgated thereunder).

“Applicable Rate” means, for any day, the applicable rate per annum based upon the Rating as set forth in the table below:

Level	Rating	Applicable Rate
1	> A1	0.00%
2	A2	0.50%
3	A3	1.00%
4	< A3	1.50%

Initially, the Applicable Rate set forth in Level 1 shall apply on the Closing Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Lender of notice thereof pursuant to Section 14.7 and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on (and including) the date of the public announcement thereof and ending on (and including) the date immediately preceding the effective date of the next such change. If the Borrower does not have any Rating, the Applicable Rate set forth in Level 4 shall apply.

"Asset Coverage Ratio” means “asset coverage” as defined in the Investment Company Act. For clarity, the calculation of the Asset Coverage Ratio with respect to the Borrower shall be made in accordance with any exemptive order issued by, or exemptive relief granted by, the SEC with respect to the indebtedness of any SBIC Subsidiary. For the avoidance of doubt, for purposes of this definition, (x) in no event shall liabilities or indebtedness include any unfunded commitment and (y) the outstanding utilized notional amount of any total return swap, in each case less the value of the margin posted by the Borrower or any of its consolidated subsidiaries thereunder at such time, shall be treated as a senior security of the Borrower for the purposes of calculating the Asset Coverage Ratio.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 8.5(d).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benchmark” means, initially, the Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 8.5(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than Floor Rate, the Benchmark Replacement will be deemed to be the Floor Rate for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.5 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.5.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws, (c) a Sanctioned Person, (d) a Canada Blocked Person or (e) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a), (b) or (c) above.

“Borrowed Amount” has the meaning ascribed thereto in Section 2.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed; provided that the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Canada Blocked Person” means (i) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), or (ii) a Person identified in or pursuant to (w) Part II.1 of the Criminal Code (Canada), or (x) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, or (y) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), or (z) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), the United Nations Act (Canada), or the Freezing Assets of Corrupt Foreign Officials Act (Canada), in any case pursuant to this clause (ii) as a Person in respect of whose property or benefit a holder of the Loan would be prohibited from entering into or facilitating a related financial transaction.

“Canadian Economic Sanctions Laws” means those laws, including enabling legislation, orders-in-council or other regulations administered and enforced by Canada or a political subdivision of Canada pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including Part II.1 of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the United Nations Act (Canada), the Export and Import Permits Act (Canada), and the Freezing Assets of Corrupt Foreign Officials Act (Canada), and including all regulations promulgated under any of the foregoing, or any other similar sanctions program or action.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash” means cash of the Borrower to which it has unrestricted access, and which is not encumbered by a Lien.

“Closing Date” means September 30, 2024.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 10(b) and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Affiliates and (b) if the Borrower has a parent company, such parent company and its Controlled Affiliates.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Lender decides that any such convention is not administratively feasible, then the Lender may establish another convention in its reasonable discretion in a manner administratively feasible for the Lender.

“Debt to Equity Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of the Indebtedness for borrowed money of the Borrower and its consolidated Subsidiaries (including under this Agreement) as of such date, in each case as determined pursuant to the Investment Company Act to (b) Shareholders’ Equity at the last day of the immediately preceding fiscal quarter of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof or any other applicable jurisdictions from time to time in effect.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Eligible Assignee” means, with respect to the Lender, (a) any Affiliate of the Lender or (b) any Related Fund.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, including any preferred capital stock, partnership interests, membership interests in a limited liability company, beneficial interests, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under section 414 of the Code.

“Event of Default” shall have the meaning ascribed thereto in Section 17.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income or gross receipts (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 9, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender acquired the applicable interest in the Loan or to the Lender immediately before it changed its lending office,(c) Taxes attributable to the Lender’s failure to comply with Section 9(e), and (d) any withholding Taxes imposed under FATCA.

“Facility” means the $30,000,000 term loan facility made available under this Agreement as described in Section 2.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financing Subsidiary” means (a) any Structured Subsidiary or (b) any SBIC Subsidiary.

“First Lien Loan” means a debt obligation that is entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Floor Rate” means a rate per annum equal to 4.0%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Borrower or any Subsidiary primarily for the benefit of employees of the Borrower or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Fund” means any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 16.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means (a) the government of: (i) the United States of America, Israel or any state, province or other political subdivision thereof, or (ii) any other jurisdiction in which the Borrower or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof; provided that the term “Guaranty” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnification agreements entered into in the ordinary course of business, provided that such indemnification obligations are unsecured, such Person has determined that any liability thereunder is remote and such indemnification obligations are not the functional equivalent of the guaranty of a payment obligation of a primary obligor. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Incorporated Covenant” is defined in Section 16.15(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement, or any Subsidiary Guaranty or any other Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indebtedness” with respect to any Person means, at any time, without duplication, (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof; provided, that the amount of Indebtedness of any Person for purposes of clause (d) shall be equal to the lesser of (A) the aggregate amount such Indebtedness and (B) the fair market value of the property encumbered thereto as determined by such Person in good faith. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

"Interest Coverage Ratio” means, as of any date of determination, the ratio, determined on a consolidated basis for the Borrower and its Subsidiaries, without duplication, of (a) Net Investment Income of the Borrower and its Subsidiaries for the four consecutive fiscal quarters then ended of the Borrower and its Subsidiaries, plus interest expense to (b) interest expense for such period.

“Interest Payment Date” means (a) the last day of each calendar quarter and (b) the Maturity Date.

“Interest Period” means (a) the period beginning on, and including, the Closing Date and ending on, and including, the day prior to the immediately succeeding Interest Payment Date, and (b) each subsequent period beginning on, and including, the applicable Interest Payment Date and ending on, and including, the day prior to the immediately succeeding Interest Payment Date.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Swap Contracts.

“Investment Company Act” means the US Investment Company Act of 1940.

“Investment Documents and Agreements” is defined in Section 13.20.

“Investment Policies” means, with respect to the Borrower, the investment objectives, policies, restrictions and limitations set forth in the section of the Borrower’s compliance manual titled “Investment Policies and Restrictions” as the same may be changed, altered, expanded, amended, modified, terminated or restated annually by the Borrower’s board of directors, which Investment Policies are described in the Borrower’s periodic reports filed publicly with the SEC.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Loan” means the term loan made by the Lender to the Borrower pursuant to Section 2 of this Agreement. Notwithstanding the foregoing in this definition, for purposes of this Agreement, the aggregate principal amount of the Loan on the Closing Date shall, for all purposes, be the Loan Principal Amount, notwithstanding that only the Borrowed Amount was advanced to the Borrower on the Closing Date.

“Loan Documents” means, collectively, (a) this Agreement, (b) each Note, (c) each Subsidiary Guaranty, and (d) each other written agreement, instrument, document and certificate now or hereafter executed by or on behalf of the Borrower or any other Obligor and delivered to the Lender in connection with this Agreement or the transactions contemplated hereby.

“Loan Principal Amount” means $30,000,000.

“Margin” means a rate per annum equal to 3.80% (or, if the Alternate Rate applies pursuant to Section 10 hereof, 2.80%).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement or any other Loan Document.

“Material Credit Facility” means, as to the Borrower and its Subsidiaries, any agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the Closing Date by the Borrower or any Subsidiary, or in respect of which the Borrower or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than US $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” means September 30, 2027.

“MFL Financial Covenant” means any covenant (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that requires the Borrower or any Subsidiary to (i) maintain any level of financial performance (including any specified level of net worth, total assets, cash flows or net income, however expressed), (ii) maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth, however expressed), (iii) to maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow or income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness, however expressed) or (iv) not to exceed any maximum level of indebtedness, however expressed; provided, however, that, for the avoidance of doubt, no borrowing base requirement or covenants, however expressed, shall constitute an MFL Financial Covenant.

“MFL Cure Right Provision” means any provision (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that allows the Borrower or any Subsidiary to “cure” or otherwise remedy a default under a financial covenant that is the same as one of the financial covenants set forth in Section 15 (and have the same related definitions) prior to such default becoming an actionable event of default.

“More Favorable Covenant” is defined in Section 16.15(a).

“Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to the Lender delivered promptly, and in any event within twenty (20) Business Days after the inclusion of such More Favorable Covenant in any Unsecured Credit Facility (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer referring to the provisions of Section 16.15 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Net Asset Value” means the net asset value of the Borrower as reported in the Borrower’s annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022.

“Net Investment Income” means, with respect to any period, net investment income determined in accordance with GAAP.

“Note” means any promissory note executed and delivered by the Borrower in favor of the Lender pursuant to this Agreement.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising solely from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Party” means a party to this Agreement.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted SBIC Guarantee” means a guarantee by the Borrower of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form, provided that the recourse to the Borrower thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in Section 17.4, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Portfolio Investment” means (i) any investment held by the Borrower or one of its Subsidiaries in their asset portfolio and (ii) any investment held by the Borrower or one of its Subsidiaries that is listed on the Borrower’s consolidated Schedule of Investments included in any filing with the SEC (or, for investments made during a given quarter and before a consolidated Schedule of Investments is filed with respect to the end of such quarter, will be listed on the Borrower’s consolidated Schedule of Investments to be filed with the SEC with respect to the end of such quarter during which the Investment is made), including, without limitation, any such Schedule of Investments filed (or to be filed) with any of the Borrower’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements or prospectuses.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prepayment Fee Event” means any repayment or prepayment in whole or in part or acceleration of the Loan for any reason and at any time, including, without limitation, whether such repayment or prepayment or acceleration is (i) voluntary or mandatory, (ii) made when a Default or Event of Default is then outstanding, (iii) made in connection with the sale during any Event of Default or foreclosure upon any collateral securing the Loan, (iv) the result of or subsequent to the acceleration of the Loan for any reason at any time, including, without limitation, as a result of the occurrence of any Event of Default, (v) made pursuant to, or as the consequence of, any regulatory or judicial enforcement or other actions from any Governmental Authority or (vi) made pursuant to, or as the consequence of, any proceeding under any Debtor Relief Laws, whether or not a claim for the Prepayment Fee is allowed in such proceeding.

“Prepayment Fee” shall have meaning ascribed thereto in Section 7.2(b).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Rating” means the rating of the Borrower’s long term unsecured indebtedness issued by Midroog Ltd. or S&P Global Ratings Maalot Ltd., and in case of different ratings issued by different agencies, the lower rating shall apply.

“Regulatory Event” means any adverse determination made by any Governmental Authority for a material violation or material breach of applicable law by the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.

“Related Fund” means, with respect the Lender, any Fund that is administered, advised or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages the Lender.

“Related Parties” means as to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remaining Duration” mean the remaining duration of the Loan prior to the Maturity Date as of the prepayment date or the date of acceleration (that would have been applicable but for such prepayment or acceleration).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Code.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any country or territory-wide Sanctions.

“Sanctioned Person” means, at any time, any Person: (a) listed on any Sanctions-related list of designated Persons maintained by a Sanctions Authority; or (b) operating, organised, or resident in or under the laws of a Sanctioned Country; (c) owned or controlled by any such Person or Persons described in the foregoing paragraphs (a) or (b); or (d) otherwise the target of any Sanctions.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means any of (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) Israel, (c) the United Nations Security Council, (d) the European Union, or (e) Her Majesty’s Treasury of the United Kingdom.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means any subsidiary of the Borrower (or such subsidiary’s general partner or manager entity) that is (x) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended from time to time and (y) designated in writing by the Borrower (as provided below) as an SBIC Subsidiary, so long as: (a) other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Borrower make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of Indebtedness under the SBA, no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Borrower or any of its subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Borrower or any of its subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof; (b) neither the Borrower nor any of its subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and (c) such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of the Obligors. Any designation by the Borrower under clause (y) above shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the Lender, which certificate shall include a statement to the effect that, to the best of such Senior Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity or net assets, as applicable, for the Borrower and its consolidated Subsidiaries at such date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Structured Products” means the equity or residual tranches of collateralized securities, structured products and other similar securities. As used in this Agreement, “Structured Products” shall not include the debt tranches of such collateralized securities, structured products or other similar securities as reported in the Borrower’s quarterly reports on Form 10-Q and annual reports on Form 10-K.

“Structured Subsidiary” means:

(a)	a direct or indirect subsidiary of the Borrower to which the Borrower sells, conveys or otherwise transfers (whether directly or indirectly) portfolio investments or which makes or purchases portfolio investments, which is formed in connection with such Subsidiary obtaining and maintaining third-party financing from unaffiliated third parties, and which engages in no material activities other than in connection with the purchase and financing of such assets, and which is designated by the Borrower (as provided below) as a Structured Subsidiary; and, so long as:

(i)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (x) is guaranteed by the Borrower (other than guarantees in respect of Standard Securitization Undertakings), (y) is recourse to or obligates the Borrower in any way other than pursuant to Standard Securitization Undertakings or (z) subjects any property of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any guarantee thereof; and

(ii)	the Borrower does not have any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

(b)	any passive holding company that is designated by the Borrower (as provided below) as a Structured Subsidiary, so long as:

(i)	such passive holding company is the direct parent of a Structured Subsidiary referred to in clause (a);

(ii)	such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a Structured Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of a Structured Subsidiary referred to in clause (a)) or liabilities;

(iii)	all of the Equity Interests of such passive holding company are owned directly by the Borrower;

(iv)	the Borrower does not have any contract, agreement, arrangement or understanding with such passive holding company; and

(v)	the Borrower does not have any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.

As of the Closing Date, 34th Street Funding, LLC, Murray Hill Funding, LLC and Murray Hill Funding II, LLC shall be designated as Structured Subsidiaries. Any such designation, after the Closing Date, by the Borrower shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the Lender, which certificate shall include a statement to the effect that, to the best of such Senior Financial Officer’s knowledge, such designation complied with the applicable foregoing conditions. Each Subsidiary of a Structured Subsidiary shall be deemed to be a Structured Subsidiary and shall comply with the foregoing requirements of this definition.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Borrower, any Financing Subsidiary or any Tax Blocker Subsidiary in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” has the meaning set forth in Section 16.14(a)(i).

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax Blocker Subsidiaries” means (a) any wholly-owned Subsidiary of the Borrower from time to time designated in writing by the Borrower to the Lender as a “Tax Blocker Subsidiary”; provided that at no time shall any Tax Blocker Subsidiary hold any assets other than Equity Interests.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, the Term SOFR Reference Rate for a tenor equal to the Interest Period (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor Rate, then Term SOFR shall be deemed to be the Floor Rate.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Asset Coverage Ratio” means the ratio of (a) Unencumbered Assets to (b) Unsecured Liability. For clarity, the calculation of the Unencumbered Asset Coverage Ratio (and any defined term used in this definition) with respect to the Borrower shall be made in accordance with any exemptive order issued by, or Exemptive Relief granted by, the SEC. For the avoidance of doubt, for purposes of this definition and any defined term used in this definition, (x) in no event shall liabilities or indebtedness include any unfunded commitment and (b) the outstanding utilized notional amount of any total return swap, in each case less the value of the margin posted by the Borrower or any of its consolidated Subsidiaries thereunder at such time shall be treated as a senior security of the Borrower for the purposes of calculating the Unencumbered Asset Coverage Ratio.

“Unencumbered Asset Coverage Ratio Report” means a statement certified by a Senior Financial Officer of the Borrower and delivered in electronic format as a spreadsheet, which shall contain, as of the period indicated therein, (a) a schedule of the Borrower’s Investments outstanding as of the date indicated in such report and the categorization of each such Investment as First Lien Loans, Cash, Equity Interests or Structured Products, as applicable, and (b) the reasonably detailed calculation of the Unencumbered Asset Coverage Ratio of the Borrower as of the date indicated in such report.

“Unencumbered Assets” means (a) the value of total assets of the Borrower that are not encumbered by a Lien, including, without duplication, the value of any Equity Interests owned by the Borrower, directly or indirectly, in a consolidated Subsidiary, less (b) all unsecured liabilities and unsecured indebtedness not represented by senior securities of the Borrower.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under this Agreement.

“Unsecured Credit Facility” is defined in Section 16.15(a).

“Unsecured Debt” means Indebtedness of the Borrower with a final maturity greater than one year from the Maturity Date that is not secured in any manner by any Lien on assets of the Company or any of its Subsidiaries.

“Unsecured Liability” means the aggregate amount of senior securities representing unsecured indebtedness of the Borrower (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder) and the portion of any secured indebtedness of the Borrower for which the value of the collateral securing such indebtedness is not sufficient to pay the principal amount of such indebtedness. For the avoidance of doubt, indebtedness of subsidiaries of the Borrower shall not constitute an Unsecured Liability.

“USD”, “Dollar” and “$” means the currency of the United States.

“U.S.” or “United States” means the United States of America.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, and any other OFAC Sanctions Program.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.2.	Construction; Rates.

(a)	The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b)	Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(c)	The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities.

(d)	Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.

(e)	The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate and Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.	The Facility.

Subject to the terms of this Agreement, the Lender makes the Facility available to the Borrower pursuant to which an unsecured term loan in an aggregate principal amount of $29,820,000 will be funded on the Closing Date (the “Borrowed Amount”).

3.	Purpose.

The Borrower shall apply the proceeds of the Loan borrowed by it hereunder for general corporate purposes and working capital requirements. The Loan shall be provided by two separate payments from the Lender’s accounts set forth in Schedule 19 hereto, each payment in such amount reflecting the percentage set forth in Schedule 19.

4.	Conditions Precedent.

The Facility will become available to the Borrower subject to the fulfilment to the Lender’s satisfaction or waiver, prior to or at Closing Date, of the following conditions:

(a)	The Borrower shall have delivered to the Lender the documents listed in Schedule 4 hereto and a notice of borrowing (in form and substance reasonably satisfactory to the parties hereto).

(b)	The representations and warranties of the Borrower in Section 13 shall be correct in all material respects when made and at the Closing Date; provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date: provided, further, that any representation and warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)	The Rating is at least A1.

(d)	The Borrower has repaid all indebtedness under the Unsecured Term Loan Facility Agreement dated April 14, 2021 entered into by the Borrower and an Israeli institutional investor, including for the avoidance of doubt all interest accrued until September 30, 2024.

(e)	The Borrower shall have paid on or before the Closing Date the reasonable and documented fees of the Lender’s counsel (as agreed in advance between the parties) to the extent reflected in a statement of such counsel rendered to the Borrower by no later than one (1) Business Day prior to the Closing Date.

(f)	Before and after giving effect to the Loan, no Default or Event of Default is continuing or would result from the drawdown of the Loan.

(g)	The Lender shall have received an Unencumbered Asset Coverage Ratio Report as of June 30, 2024, which Unencumbered Asset Coverage Report shall additionally set forth such Unencumbered Asset Coverage Ratio of the Borrower on a pro forma basis after giving effect to the transactions contemplated hereby and shall separately set forth the classification of each Investment of the Borrower.

5.	Drawdown.

The Borrower shall only be permitted to draw down the Facility Amount by means of one (but not more than one) Loan drawing on the Closing Date. On the Closing Date, subject to the satisfaction of the conditions set forth in Section 4 above, the proceeds of the Loan will be transferred to the Borrower’s bank account, as detailed in the Borrower’s bank confirmation attached as Schedule 5 hereto.

6.	Repayment; Maintenance of Records.

(a)	The Borrower hereby unconditionally promises to pay the Lender the outstanding principal amount of the Loan on the Maturity Date, together with any other Unpaid Sum.

(b)	The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in the accounts maintained pursuant to the immediately preceding sentence shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(c)	The Lender may request that the Loan made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Borrower and the Lender and containing terms consistent with this Agreement. Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 18) be represented by one or more Note in such form.

7.	Prepayment.

7.1.	[Reserved].

7.2.	Voluntary prepayment of the Loan.

(a)	The Borrower may, if it gives the Lender not less than ten (10) Business Days’ prior written notice, prepay all or any portion of the Loan. Any notice of prepayment given to the Lender under this Section 7.2 shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan or portion thereof to be prepaid; provided, that a notice of prepayment to this Section 7.2(a) may state that such notice is conditioned upon the effectiveness of any other credit facility(ies) or the closing of any securities offering (provided the proceeds of such credit facilit(ies) or offering are to be applied to such prepayment), in which such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.

(b)	The Loan (or any portion thereof) may only be so prepaid if the prepayment is made together with a prepayment fee (the “Prepayment Fee”) payable by the Borrower to the Lender, which shall be equal to the higher of (i) zero or (ii) the present value of all future Interest payments that would have been paid (but will not be paid due to such prepayment) following the prepayment date and until (and including) the Maturity Date (it will be assumed, for that purpose, that the Contract Interest Rate applicable on the prepayment date would have not been changed through the Maturity Date) discounted by a discount rate equal to the sum of: (x) Term SOFR (as applicable on the prepayment date) plus (y) two percent (2.0%). For the avoidance of any doubt, with respect to the calculation of Term SOFR for the discount rate the Floor Rate shall not be taken in account.

(c)	Any prepayment of the Loan or any portion thereof shall be made together with (i) accrued and unpaid interest on the principal amount prepaid, (ii) any other Unpaid Sum, (iii) any Prepayment Fee and (iv) any amounts owed pursuant to Section 10(b) as a result of such prepayment on a date other than the last day of an Interest Period.

(d)	Except as set forth in the immediately following sentence, upon the occurrence of a Prepayment Fee Event, the Borrower shall pay to the Lender an amount equal to the Prepayment Fee. The parties hereto acknowledge and agree that the Prepayment Fee referred to in the immediately preceding sentence (i) is additional consideration for providing the Loan, (ii) constitutes reasonable liquidated damages to compensate the Lender for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an early prepayment of the Loan (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Loan might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the date hereof), and (iii) is not a penalty to punish the Borrower for its early prepayment of the Loan or for the occurrence of any Event of Default or any other Prepayment Fee Event, as the case may be. The Borrower expressly acknowledges that its agreement to pay the Prepayment Fee to the Lender as herein described is a material inducement to the Lender to enter into this Agreement.

8.	Interest.

8.1.	Rate of interest.

Subject to Section 8.3 below, the outstanding principal amount of the Loan shall bear interest at a rate per annum equal to (i) Term SOFR plus the Margin plus the Applicable Rate (the “Contract Interest Rate”) for each Interest Period or (ii) subject to Sections 10(c) and 10(d), the Alternate Rate. At the conclusion of each Interest Period, the Loan shall be continued for a new Interest Period at the Contract Interest Rate applicable to such new Interest Period.

8.2.	Payment of interest.

Accrued and unpaid interest on the Loan shall be payable by the Borrower in arrears on each Interest Payment Date (provided that if an Interest Payment Date is not a Business Day, then the Interest Payment Date shall be the immediately next succeeding Business Day); provided that (i) interest accrued pursuant to Section 8.3 shall be payable on demand and (ii) in the event of any repayment or prepayment of the Loan or any portion thereof, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest shall accrue on the Loan commencing with the day on which the Loan is made until the Loan is repaid in full and shall not accrue on the Loan, or any portion thereof (as applicable), for the day on which the Loan or such portion (as applicable) is repaid or prepaid. The Borrower hereby unconditionally promises to, and shall, pay to the Lender such accrued and unpaid interest.

8.3.	Default interest.

If the Borrower fails to pay any amount payable by it hereunder on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment), at a rate per annum equal to 2.00% plus the Contract Interest Rate.

8.4.	Computation; Term SOFR Conforming Changes.

(a)	All interest hereunder shall be computed on the basis of a year of 360-days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, in the event that the Alternate Rate applies as set forth in Section 10, interest shall be computed on the basis of a year of 365/6 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)	In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

8.5.	Benchmark Replacement.

(a)	Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of the Borrower and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)	In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of the Borrower.

(c)	The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 8.5(d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 8.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower.

(d)	Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

9.	Withholding of Taxes; Gross-up.

(a)	Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower to the Lender under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower to the Lender shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 9), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)	Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for, Other Taxes.

(c)	Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 9, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lender.

(d)	Indemnification by the Borrower. The Borrower shall indemnify the Lender, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 9) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)	Status of Lender.

(i)	If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section 9) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)	any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(C)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to Section 9(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)	Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9 (including by the payment of additional amounts pursuant to this Section 9), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 9 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Lender, shall repay to the Lender the amount paid over to the Borrower pursuant to this Section 9(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 9(f), in no event will the Lender be required to pay any amount to any indemnifying party pursuant to this Section 9(f), the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section9(f) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)	Survival. Each party’s obligations under this Section 9 shall survive any assignment of rights by, or the replacement of, the Lender, and the repayment, satisfaction or discharge of all obligations of the Borrower under this Agreement, any Subsidiary Guaranty and any other Loan Document.

(h)	Defined Terms. For purposes of this Section 9, the term “applicable law” includes FATCA.

10.	Increased Costs; Compensation for Losses; Inability to Determine Rates; Illegality.

(a)	Increased Costs. The Borrower shall, within twenty (20) days of a written demand by the Lender pay for the account of the Lender the amount of any Increased Costs reasonably determined by the Lender to have been incurred by the Lender as a result of the introduction of or any change in (or in the interpretation, administration or application of, or compliance with) any applicable law or regulation occurring after the date of this Agreement.

“Increased Costs” means: a reduction in the rate of return from the Facility or on the Lender’s overall capital, an additional or increased cost; or a reduction of any amount due and payable under this Agreement or any other Loan Document; or the imposition or modification of any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender, which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into its commitment to fund, or funding or performing its obligations under this Agreement or any other Loan Document; or the Lender shall be subject to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, commitments, or other obligations.

(b)	Compensation for Losses. In the event of (i) the payment of any principal of the Loan other than on the last day of an Interest Period, (ii) the conversion of the interest rate on the Loan from the Contract Interest Rate to the Alternate Rate on a date other than the last day of an Interest Period under the circumstances described in Section 10(c) or Section 10(d), then, in any such event, the Borrower shall compensate the Lender for any loss (not including loss of anticipated margin), cost and expense attributable to such event, including any loss (not including loss of anticipated margin), cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(c)	Inability to Determine Rates. Subject to Section 8.5, if on or prior to the first day of any Interest Period Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or the Lender determines that for any reason the continuation of the Loan at the Contract Interest Rate does not adequately and fairly reflect the cost to the Lender of making and maintaining the Loan at the Contract Interest Rate, the Lender will promptly so notify the Borrower. Upon such notice, the Loan will automatically begin to accrue interest at the Alternate Rate until the Lender revokes such notice. Upon any such conversion to the Alternate Rate, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 10(b).

(d)	Illegality. If the Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by the Lender to the Borrower (an “Illegality Notice”), the Loan will automatically begin to accrue interest at the Alternate Rate until the Lender notifies the Borrower that it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such conversion to the Alternate Rate, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 10(b).

11.	Other Indemnities.

(a)	The Borrower hereby indemnifies the Lender and its Related Parties (collectively, the “Indemnitees” and each, an “Indemnitee”) against any cost, loss or liability which the Lender incurs as a consequence of: (i) the occurrence of any Event of Default; (ii) an acceleration made pursuant to Section 17.14; (iii) a failure by the Borrower to pay any amount due under this Agreement or any other Loan Document on its due date; or (iv) the Loan not being prepaid in accordance with a notice of prepayment given by the Borrower; provided, however, that the Borrower shall not have any obligation to indemnify any Indemnitee under this Section 11(a) with respect to any such cost, loss or liability to the extent such cost, loss or liability shall have resulted (A) from such Indemnitee’s own gross negligence, willful misconduct, or material breach of any of its obligations hereunder, in each case, as determined in a final non-appealable judgment of a court of competent jurisdiction or (B) out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or its Subsidiaries and that is brought by a Lender against any other Lender.

(b)	To the fullest extent permitted by applicable law, the parties hereto shall not assert, and hereby waive, any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any other document contemplated thereby, or any extension of credit, the use thereof or of the proceeds thereof or such Person’s activities in connection therewith; provided that such waiver of special, indirect, consequential or punitive damages shall not limit the indemnification obligations of the Borrower under clause (a) above.

12.	Costs and Expenses.

The Borrower shall, within twenty (20) days of written demand, pay to the Lender the amount of all reasonable and documented costs and expenses (including reasonable and documented legal fees of one primary counsel) incurred by the Lender in connection with the enforcement of, or the preservation of any rights, under this Agreement, any Subsidiary Guaranty and any other Loan Document.

13.	Representations and Warranties.

The Borrower represents and warrants to the Lender set out in this Section 13 on the date of this Agreement and the Closing Date.

13.1.	Organization; Power and Authority.

The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and any other Loan Document and to perform the provisions hereof and thereof.

13.2.	Binding obligations.

This Agreement and the other Loan Documents have been duly authorized by all necessary corporate action on the party of the Borrower. This Agreement constitutes, and upon the execution and delivery of any other Loan Document, will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

13.3.	Organization and Ownership of Subsidiaries; Affiliates.

(a)	Schedule 13.3 contains complete and correct lists of (i) the Borrower’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Borrower and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) the Borrower’s Affiliates, other than Subsidiaries and (iii) the Borrower’s directors and senior officers.

(b)	All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 13.3 hereto as being owned by the Borrower and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Borrower or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)	Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)	No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Borrower or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

13.4.	Existing Indebtedness; Future Liens.

(a)	Except as described therein, Schedule 13.4 hereto sets forth a complete and correct list of all outstanding Indebtedness of the Borrower and its Subsidiaries as of September 30, 2024 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Borrower or its Subsidiaries. Neither the Borrower nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Borrower or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Borrower or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)	Except as disclosed in Schedule 13.4 hereto, neither the Borrower nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)	Neither the Borrower nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower, except as disclosed in Schedule 13.4 hereto.

13.5.	Solvency.

As of the Closing Date, immediately after the incurrence of the Loan on the Closing Date and the consummation of the other transactions to be consummated on the Closing Date, (a) the sum of the debts and liabilities, subordinated, contingent or otherwise, of the Borrower does not exceed the fair value of the assets of the Borrower; (b) the present fair saleable value of the assets of the Borrower is not less than the amount that will be required to pay the probable liabilities of the Borrower’s debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date; and (d) the Borrower does not intend to incur, or believe that it will incur, debts and liabilities, subordinated, contingent or otherwise, beyond its ability to pay such debts and liabilitis as they become absolute and matured.

13.6.	No Default.

Before and after giving effect to this Agreement (and the application of the proceeds as contemplated by Section 3), no Default or Event of Default shall have occurred and be continuing.

13.7.	Compliance with Laws, Other Instruments.

The execution, delivery and performance by the Borrower of this Agreement or any other Loan Document will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Borrower or any Subsidiary under, (A) the corporate charter, by-laws or shareholders agreement of the Borrower or any Subsidiary or (B) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Borrower or any Subsidiary except where any of the foregoing (other than clause (i)(A) above), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except for public disclosure filings required to be made by the Borrower with the SEC, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower of this Agreement and any other Loan Document.

13.8.	Pari passu ranking.

Its payment obligations under this Agreement and any other Loan Document rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Borrower, as applicable.

13.9.	No proceedings.

(a)	There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Neither the Borrower nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 13.15), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

13.10.	Taxation.

The Borrower and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Borrower knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Borrower and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2017.

13.11.	Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

13.12.	Title to Property; Leases.

The Borrower and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

13.13.	Licenses, Permits, Etc.

(a)	The Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)	To the best knowledge of the Borrower, no product or service of the Borrower or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)	To the best knowledge of the Borrower, there is no Material violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Borrower or any of its Subsidiaries.

13.14.	Compliance with Employee Benefit Plans.

(a)	Neither the Borrower nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or section 4975 of the Code (a “U.S. Plan”).

(b)	The execution and delivery of this Agreement and any other Loan Document and the borrowing of the Loan hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A) (D) of the Code.

(c)	The Borrower and its Subsidiaries do not have any Foreign Plans.

13.15.	Foreign Assets Control Regulations, Etc.

(a)	Neither the Borrower nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union or any Sanctions Authority.

(b)	Neither the Borrower nor any Controlled Entity (i) is in violation of, has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Laws, any Canadian Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Borrower’s knowledge, is under investigation by any Governmental Authority for possible violation of any applicable U.S. Economic Sanctions Laws, any Canadian Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)	No part of the proceeds of the Loan: (i) constitutes or will constitute funds obtained on behalf of any Blocked Person, or will otherwise be used by the Borrower or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause the Lender to be in violation of any U.S. Economic Sanctions Laws or any Canadian Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws or any Canadian Economic Sanctions Laws; (ii) will be used, directly or indirectly, in violation of, or will be used for any purpose that will cause the Lender to be in violation of, any applicable Anti-Money Laundering Laws; or (iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause the Lender to be in violation of, any applicable Anti-Corruption Laws.

(d)	The Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, any Canadian Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

13.16.	Environmental Matters.

(a)	Neither the Borrower nor any Subsidiary has knowledge of any claim or has received any written notice of any claim and no proceeding has been instituted asserting any claim against the Borrower or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)	Neither the Borrower nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)	Neither the Borrower nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)	Neither the Borrower nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)	All buildings on all real properties now owned, leased or operated by the Borrower or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

13.17.	Disclosure.

(a)	All written information which has been delivered to the Lender by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement and any further information publicly filed and reported by Borrower regarding the Borrower and its Subsidiaries (other than financial projections, pro forma financial information and other forward-looking information), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(b)	All financial projections, pro forma financial information and other forward-looking information which has been delivered to the Lender by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Borrower) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

13.18.	Investment Company Act.

(a)	The Borrower has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b)	The business and other activities of the Borrower and its Subsidiaries, including the drawdown of the Loan, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Borrower and its Subsidiaries.

(c)	The Borrower is in compliance with the Investment Policies, except to the extent that the failure to comply would not reasonably be expected to have a Material Adverse Effect.

13.19.	Governmental Authorizations, Etc.

Except for (a) Form 8-K filings required to be made by the Borrower with the SEC or (b) filings that may be required to be made by the Borrower with any state securities authority in order for the Borrower to comply with any applicable “blue sky” laws of such states, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document.

13.20.	Portfolio Assets.

To the knowledge of the Borrower, the Borrower and its Subsidiaries have good and marketable title to all of their Investments, free and clear of all mortgages, pledges, liens, security interests, claims or encumbrances of any kind that are prohibited by this Agreement. To the knowledge of the Borrower, all of the applicable investment documents and agreements which constitute the Investments (the “Investment Documents and Agreements”) are in full force and effect, and the Borrower has no notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Borrower or its Subsidiaries under the Investment Documents and Agreements.

14.	Information Undertakings.

The Borrower covenants that for so long as the Loan is outstanding under this Agreement and any Unpaid Sum remains outstanding:

14.1.	Financial Statements.

The Borrower shall deliver to the Lender:

(a)	Quarterly Statements. Within 60 days (or if shorter 15 days greater than the period applicable to the filing of the Borrower’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Borrower is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of, (i) a consolidated unaudited balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and (ii) consolidated statements of operations, changes in net assets and cash flows, and schedules of investments of the Borrower and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; and

(b)	Annual Statements. Within 105 days (or if shorter 15 days greater than the period applicable to the filing of the Borrower’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Borrower is subject to the filing requirements thereof) after the end of each fiscal year of the Borrower, duplicate copies of (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and (ii) consolidated statements of operations, changes in net assets and cash flows, and schedules of investments of the Borrower and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances.

14.2.	Employee Benefits Matters.

The Borrower shall deliver to the Lender promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto: (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; (ii) the taking by the Pension Benefit Guaranty Corporation (or any successor thereto) (“PBGC”) of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; (iii) any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or (iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Foreign Plans.

14.3.	Notices from Governmental Authority.

The Borrower shall deliver to the Lender promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Borrower or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect.

14.4.	Resignation or Replacement of Auditors.

The Borrower shall deliver to the Lender within 10 days following the date on which the Borrower’s auditors resign or the Borrower elects to change auditors, as the case may be, notification thereof, together with such further information as the Lender may reasonably request.

14.5.	Requested Information.

The Borrower shall deliver to the Lender with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any of its Subsidiaries (including actual copies of the Borrower’s Form 10-Q and Form 10-K) or relating to the ability of the Borrower to perform its obligations hereunder as from time to time may be reasonably requested by the Lender, provided that so long as no Default or Event of Default has occurred and is continuing, the Lender may not use this Section 14.5 to require the Borrower to prepare or deliver monthly financial statements or any other periodic financial statements other than those described in Section 14.1.

14.6.	Officer’s Certificate.

Each set of financial statements delivered to the Lender pursuant to Section 14.1 shall be accompanied by a certificate of a Senior Financial Officer:

(a)	Covenant Compliance: setting forth the information from such financial statements that is required in order to establish whether the Borrower was in compliance with the requirements of Section 15 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section 15, and the calculation of the amount, ratio or percentage then in existence, including, for the avoidance of doubt, an Unencumbered Asset Coverage Ratio Report. In the event that the Borrower or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 15) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)	Event of Default: certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Borrower or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

(c)	Subsidiary Guarantors: setting forth a list of all Subsidiaries that are Subsidiary Guarantors, if any, and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 16.14 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer

14.7.	Rating.

The Borrower shall promptly, upon becoming aware, notify the Lender of any upgrade, downgrade, suspension or placing under review by any applicable rating agency of its Rating.

14.8.	Notification of Default.

The Borrower shall promptly, and in any event within five (5) days after a Responsible Officer becoming aware of the existence thereof, notify the Lender of the existence of any Default or Event of Default (and the steps, if any, being taken to remedy such Default or Event of Default).

15.	Financial Covenants.

The Borrower covenants that for so long as the Loan is outstanding under this Agreement and any Unpaid Sum remains outstanding:

15.1.	Debt to Equity Ratio.

The Borrower will not permit the Debt to Equity Ratio as of the last calendar day of any fiscal quarter of the Borrower to be greater than 2.00 to 1.00.

15.2.	Asset Coverage Ratio.

The Borrower will not permit the Asset Coverage Ratio as of the last calendar day of any fiscal quarter of the Borrower to be less than 150%.

15.3.	Interest Coverage Ratio.

The Borrower will not permit the Interest Coverage Ratio as of the last calendar day of any fiscal quarter of the Borrower to be less than 1.25 to 1.00.

15.4.	Unencumbered Asset Coverage Ratio.

The Borrower will not permit the Unencumbered Asset Coverage Ratio as of the last calendar day of any fiscal quarter of the Borrower to be less than 1.25:1.00; provided that, for purposes of determining the Unencumbered Asset Coverage Ratio, the total value of assets constituting Unencumbered Assets included in the Unencumbered Asset Coverage Ratio for purposes of determining compliance with this Section 15.4 (x) which are First Lien Loans or Cash shall be more than 65% of the total value of such Unencumbered Assets so included and, as applicable, Unencumbered Assets shall be excluded from such calculation until First Lien Loans and Cash exceed 65% of such Unencumbered Assets so included and (y) which are Equity Interests or Structured Products shall, in the aggregate, be less than 15% of the total value of such Unencumbered Assets so included and any Equity Interests or Structured Products in excess of 15% shall be excluded for purposes of such calculation.

15.5.	Minimum Shareholders’ Equity.

The Borrower will not permit Shareholders’ Equity at the last calendar day of any fiscal quarter of the Borrower to be less than US $543.6 million.

16.	General Undertakings.

The Borrower covenants that for so long as the Loan is outstanding under this Agreement and any Unpaid Sum remains outstanding:

16.1.	Compliance with Laws.

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 13.15) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

16.2.	Insurance.

The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

16.3.	Maintenance of Properties.

The Borrower will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 16.3 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

16.4.	Payment of Taxes and Claims.

The Borrower will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or any Subsidiary, provided that neither the Borrower nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

16.5.	Corporate Existence, Etc.

Subject to Section 16.11, the Borrower will at all times preserve and keep its legal existence in full force and effect. The Borrower will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Borrower or a Wholly-Owned Subsidiary) and all rights and franchises of the Borrower and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

16.6.	Books and Records.

The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account in which such entries that are full, true and correct in all material respects are made in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity under GAAP that applicable in their respective jurisdiction of organization). The Borrower will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect in all material respects all transactions and dispositions of assets. The Borrower and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Borrower will, and will cause each of its Subsidiaries to, continue to maintain such system.

16.7.	Investment Policies.

The Borrower shall at all times be in compliance with its Investment Policies, except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

16.8.	Pari Passu Ranking.

The Borrower will ensure that its payment obligations under this Agreement and the other Loan Documents, and the payment obligations of any Subsidiary Guarantor under its Subsidiary Guaranty, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Borrower and such Subsidiary Guarantor, as applicable.

16.9.	Status of RIC and BDC.

The Borrower shall at all times maintain its status as a RIC and as a “business development company” under the Investment Company Act.

16.10.	Transactions with Affiliates.

The Borrower will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except (i) in the ordinary course and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favourable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, or (ii) a transaction that has been approved by a majority of the independent directors of the Board of Directors of the Borrower, or (iii) any co-investment with Affiliates of the Borrower that is permitted under any established SEC guidance, no-action letter or order or Exemptive Relief.

16.11.	Merger, Consolidation, Etc.

The Borrower will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)	in the case of any such transactions involving the Borrower:

(i)	the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Borrower as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia); and

(ii)	if the Borrower is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each Lender its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and any other Loan Document and (B) such corporation or limited liability company shall have caused to be delivered to each Lender an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Lender, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b)	in the case of any such transactions involving a Subsidiary Guarantor:

(i)	the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (A) the Borrower, such Subsidiary Guarantor or another Subsidiary Guarantor; or (B) a solvent corporation or limited liability company (other than the Borrower or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia); and

(ii)	if such Subsidiary Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to the Lender its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (B) the Borrower shall have caused to be delivered to the Lender an opinion of nationally recognized independent counsel, or other independent reasonably satisfactory to the Lender, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(c)	each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Lender; and

(d)	immediately before and after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Borrower or any Subsidiary Guarantor shall have the effect of releasing the Borrower or any such Subsidiary Guarantor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 16.11, from its liability under (x) this Agreement or any other Loan Document, unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 16.14(b) in connection with immediately following such conveyance, transfer or lease.

16.12.	Line of Business.

The Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Borrower’s most recent Form 10-K and Form 10-Q.

16.13.	Liens.

The Borrower will not directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Borrower, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except (a) Liens on Equity Interests in any SBIC Subsidiary created in favour of the SBA or its designee, (b) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries or (ii) secure any Indebtedness. For the avoidance of doubt, this Section 16.13 shall not restrict the ability of the Borrower to transfer assets to wholly-owned, special purpose financing subsidiaries for purposes of such subsidiaries complying with their respective obligations under existing or future senior secured financings.

16.14.	Subsidiary Guarantors.

(a)	The Borrower will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility for which the Borrower is a borrower or guarantor to concurrently therewith:

(i)	enter into an agreement in form and substance satisfactory to the Lender providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Borrower pursuant to this Agreement and any other Loan Document (whether for principal, interest, prepayment amount or otherwise), including all indemnities, fees and expenses payable by the Borrower hereunder and thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Borrower of each and every covenant, agreement, undertaking and provision required pursuant to this Agreement and any other Loan Document to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(ii)	deliver the following to the Lender:

(A)	an executed counterpart of such Subsidiary Guaranty;

(B)	a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 13.1, 13.2 and 13.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Borrower;

(C)	all documents as may be reasonably requested by the Lender to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(D)	an opinion of counsel reasonably satisfactory to the Lender relating to such Subsidiary and such Subsidiary Guaranty as the Lender may reasonably request.

(b)	At the election of the Borrower and by written notice to the Lender, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under subparagraph (a) of this Section 16.14 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the Lender, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the Lender shall receive equivalent consideration substantially concurrently therewith and (v) the Lender shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

16.15.	Most Favored Lender.

(a)	If at any time a credit facility, loan agreement, note purchase agreement or other like financial instrument under which the Borrower or any Subsidiary may incur Unsecured Debt in excess of $25,000,000 (an “Unsecured Credit Facility”), contains an MFL Financial Covenant or MFL Cure Right Provision that is more favorable to the lenders or note holders under such Unsecured Credit Facility than the financial covenants (including related definitions and defaults), contained in Section 15 (any such provision (including any necessary definition), a “More Favorable Covenant”), then the Borrower shall provide a Most Favored Lender Notice in respect of such More Favorable Covenant; provided that, the absence of an MFL Cure Right Provision in an Unsecured Credit Facility that has financial covenants that are the same as the financial covenants set forth in Section 15 (and have the same related definitions) would be more beneficial to the Lender. Such More Favorable Covenant shall be deemed automatically incorporated by reference into Section 15, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Unsecured Credit Facility, unless waived in writing by the Lender within 15 days after the Lender’s receipt of such notice of such More Favorable Covenant.

(b)	Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 16.15 (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Unsecured Credit Facility; provided that, if a Default or an Event of Default then exists and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Borrower, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists and (ii) shall be deemed automatically deleted from this Agreement at such time as such More Favorable Covenant is deleted or otherwise removed from the applicable Unsecured Credit Facility or is no longer in effect under or pursuant to the applicable Unsecured Credit Facility or the applicable Unsecured Credit Facility ceases to be an Unsecured Credit Facility or shall be terminated and any covenant in place prior to inclusion of such More Favorable Covenant shall be automatically reincorporated into this Agreement; provided that, if a Default or an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders or note holders under such Unsecured Credit Facility for such amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata, to the Lender.

(c)	Additionally, notwithstanding the foregoing, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement (or incorporated into this Agreement by an amendment or modification to this Agreement other than pursuant to this Section 16.15) shall be deemed to be amended or deleted in any manner to be less restrictive on the Borrower by virtue of the provisions of this Section 16.15.

17.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events set forth in Sections 17.1 through and including 17.13 below shall occur and be continuing:

17.1.	Non-payment.

(a)	The Borrower defaults in the payment of principal of the Loan or any Prepayment Fee after the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)	The Borrower defaults in the payment of (x) any interest on the Loan or (y) any other amount payable hereunder in either case for more than five (5) Business Days after the same becomes due and payable; or

17.2.	Other obligations.

(a)	The Borrower defaults in the performance of or compliance with any term contained in Section 14.8 or Section 15 and, if capable of being remedied, the Borrower has not remedied such default within ten (10) Business Days after the occurrence thereof; or

(b)	The Borrower or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 17.1 and 17.2(a)) or any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from the Lender (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 17.2(b)) ; or

17.3.	Misrepresentation.

(a)	Any representation or warranty made in writing by or on behalf of the Borrower or by any officer of the Borrower in this Agreement, any other Loan Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(b)	any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(c)	No Event of Default will occur under Section 17.3(a) or 17.3(b) above if the event or circumstance giving rise to the misrepresentation is capable of remedy and the event or circumstance giving rise to the representation or statement being incorrect or misleading is remedied within fifteen (15) calendar days from the earlier of (i) the Borrower or Subsidiary Guarantor becoming aware of the misrepresentation or (ii) the giving of notice by the Lender to the Borrower or to the Subsidiary Guarantor in respect of such misrepresentation; or

17.4.	Cross Default.

The Borrower or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or prepayment settlement amount or interest on any Indebtedness (other than any Indebtedness under this Agreement) that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Borrower or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness (other than any Indebtedness under this Agreement) in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Borrower or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Borrower or any Subsidiary so to purchase or repay such Indebtedness; provided, that, any failure described in clause (i) or (ii) above is unremedied or is not waived by the holders of such Indebtedness prior to any acceleration of the Loan pursuant to Section 17.14 (for the avoidance of doubt, the foregoing proviso in this Section 17.14 shall not be construed as providing a cure period, and if such failure continues unremedied by the time the Loan is so accelerated, then such failure shall continue to constitute an Event of Default regardless of whether such failure is remedied or waived at the time or after such acceleration has occurred); or

17.5.	Insolvency; Creditors Process.

(a)	The Borrower or any Subsidiary (i) is generally not paying, or admits in writing its inability generally to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(b)	A court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Borrower or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower or any of its Subsidiaries, or any such petition shall be filed against the Borrower or any of its Subsidiaries and in all cases such order or petition shall not be dismissed within 60 days; or

(c)	Any event occurs with respect to the Borrower or any Subsidiary which under the laws of any applicable jurisdiction is analogous to any of the events described in Section 17.5(a) or 17.5(b), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 17.5(a) or 17.5(b); or

17.6.	Repudiation.

The Borrower repudiates in writing this Agreement or any other Loan Document; or

17.7.	Litigation.

One or more final judgments or orders for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by independent and solvent third-party insurance that has not denied coverage in writing), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Borrower and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal or are not discharged within 60 days after the expiration of such stay; or

17.8.	ERISA.

If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code; (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings; (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA; (iv) the aggregate present value of accrued benefit liabilities under all funded Foreign Plans exceeds the aggregate current value of the assets of such Foreign Plans allocable to such liabilities; (v) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans; (vi) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan; (vii) the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower or any Subsidiary thereunder; (viii) the Borrower or any Subsidiary fails to administer or maintain a Foreign Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Foreign Plan is involuntarily terminated or wound up; or (ix) the Borrower or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Foreign Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

17.9.	Investment Management.

The Borrower shall cease to be managed by the Investment Advisor or the Investment Management Agreement shall terminate; or

17.10.	Rating.

If the Rating either (i) falls, at any time, below Baa3 (or any equivalent thereof) or (ii) is placed under review for a period of more than twelve (12) months or (iii) is suspended; or

17.11.	Regulatory Event.

There occurs a Regulatory Event with respect to the Borrower or any Subsidiary; or

17.12.	Subsidiary Guaranty.

Any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

17.13.	Material Worsening.

If there occurs a material worsening in the Company’s business as compared to its status on the Closing Date, and there is an actual concern that the Borrower will not be able to repay its obligations under this Agreement when due; or if there exists an actual concern that the Borrower will fail to meet its material undertakings towards the Lender.

17.14.	Acceleration.

If any Event of Default (other than an Event of Default described in Section 17.5 hereof), occurs and is continuing, the Lender may declare the Loan then outstanding to be due and payable in whole, whereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any Prepayment Fees) and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and if any Event of Default described in Section 17.5 hereof occurs, the principal of the Loan then outstanding, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any Prepayment Fees) and other obligations of the Borrower accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. If any Event of Default has occurred and is continuing, and irrespective of whether the Loan has become or has been declared immediately due and payable under this Section 17.14, the Lender may proceed to protect and enforce its rights by an action at law, suit in equity and/or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Loan Document or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

18.	Successors and Assigns; Assignments; Participations.

18.1.	Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns permitted hereby.

18.2.	Assignments and transfer by the Lender.

The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and any other Loan Document (including all or a portion of its Loan at the time owing to it), to any Person; provided, however, that, so long as no Event of Default exists, any such assignment to any Person that is not an Eligible Assignee shall require the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed) (and any attempted assignment or transfer by the Lender without such consent shall be null and void), provided, further, that the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Lender within 10 Business Days after having received notice thereof. With respect to any such assignment permitted pursuant to the foregoing in this Section 18.2, the Lender shall provide the Borrower with a copy of the agreement effecting such assignment (an “Assignment Agreement”) and upon request of the Lender, the Borrower, the Lender and the assignee(s) shall execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment or amendment and restatement to this Agreement to provide for multiple lenders and a Lender to act on behalf of such lenders.

18.3.	Assignments and transfer by the Borrower.

The Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Lender (which consent may be withheld in its sole and absolute discretion) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

18.4.	Register.

The Borrower shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lender and principal amounts (and stated interest) of the Loan owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). Without limitation of any other provision of this Section 18, no transfer of an interest in the Loan hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Lender and the applicable assignee Lender of the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

18.5.	Participations.

The Lender may, without the prior written consent of the Borrower (which consent may be withheld in its sole discretion), sell participations to any Person (other than natural persons) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged; (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 9 and 10 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 18.2; provided that such Participant shall not be entitled to receive any greater payment under Section 9 or 10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 20 as though it were the Lender. If the Lender shall sell a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Loan or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

18.6.	Pledge by Lender.

The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and other Loan Document to secure obligations of the Lender; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

19.	Payment Mechanics.

On each date on which the Borrower is required to make a payment to the Lender, the Borrower shall make such payment to the Lender’s accounts, which details are set forth in Schedule 19 hereto, to each account in accordance with the percentage set forth in Schedule 19 (or to another account as may be advised by the Lender, from time to time), for value on the due date by no later than 12:00 PM (New York time). Any payment received after 12:00 PM (New York time), as aforesaid, shall be deemed to have been received on the first Business Day following the date of receipt.

20.	Set Off.

(a)	The Lender may set off any amount at any time owing by the Lender to the Borrower against any amount owing by the Borrower to the Lender under this Agreement and any other Loan Document.

(b)	All payments to be made by the Borrower under this Agreement or any other Loan Document shall be calculated and be made without (and free and clear of any deduction for) set off or counterclaim.

21.	Notices.

(a)	Every notice or other communication under this Agreement or any other Loan Document shall be in writing and may be delivered personally or by letter or electronic transmission dispatched as follows:

(i)	if to the Lender, at the following address or to the following numbers:

Address:

Facsimile:

Email:

(ii)	if to the Borrower, at the following address or to the following number:

Address: 100 Park Avenue, 25th Floor, New York, NY 10017

Facsimile: (212) 418-4937

Email: kfranz@cioninvestments.com

For the attention of: Keith Franz, Chief Financial Officer

or (in any case) to such other address and/or email as may be notified in accordance with this clause by the relevant party to the other parties for such purpose.

(b)	Every notice or other communication shall, subject as otherwise provided in this Agreement, be deemed to have been received (if sent by post) 2 Business Days after dispatch and if delivered personally or by facsimile or e-mail transmission at the time of delivery or dispatch if during normal business hours in the place of intended receipt on a Business Day in that place and otherwise at the opening of business in that place on the next succeeding such Business Day, provided that any notice or communication to be made or delivered to the Lender shall be effective only on actual receipt by the Lender.

22.	Partial Invalidity.

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

23.	Remedies and Waivers.

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement, any Subsidiary Guaranty or any other Loan Document shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement or any other Loan Document. No election to affirm this Agreement or any other Loan Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement or any other Loan Document are cumulative and not exclusive of any rights or remedies provided by law.

24.	Amendments.

(a)	No waiver (including any waiver of a Default or an Event of Default) or amendment of this Agreement shall be effective unless it is in writing signed by all the parties hereto.

(b)	Any amendment or waiver consented to as provided in Section 24(a) shall be binding upon the parties hereto without regard to whether this Agreement has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Borrower and the Lender and no delay in exercising any rights hereunder or under any other Loan Document shall operate as a waiver of any rights of the Lender.

25.	Third Party Rights.

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) and, to the extent expressly contemplated hereby, the Lender’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of the Lender and the Lender’s Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

26.	Interest Rate Limitation.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the obligations of the Borrower hereunder and under the other Loan Documents, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loan made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loan made hereunder is repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to the Lender an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lender and Borrower to conform strictly to any applicable usury laws. Accordingly, if the Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at the Lender’s option be applied to the outstanding amount of the Loan made hereunder or be refunded to Borrower. As used herein, “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

27.	Returned Payments.

If after receipt of any payment which is applied to the payment of all or any part of the obligations of the Borrower under this Agreement and the other Loan Documents (including a payment effected through exercise of a right of setoff), the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Lender in its discretion), then the obligations of the Borrower under this Agreement and the other Loan Documents, or any part of such obligations, intended to be satisfied shall be revived and continued and this Agreement and the other applicable Loan Documents shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 27 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 27 shall survive the termination of this Agreement.

28.	[Reserved].

29.	Counterparts.

(a)	This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b)	Delivery of an executed counterpart of a signature page of this Agreement and/or any other Loan Document by telecopy, emailed pdf. or any other electronic means that shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any other Loan Document shall be deemed to include electronic signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

30.	Governing Law, Jurisdiction, Etc.

(a)	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or any of the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Lender) be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)	Each of the parties hereto hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 30. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)	Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 21. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

31.	Confidentiality.

(a)	For the purposes of this Section 31, “Confidential Information” means information delivered to the Lender by or on behalf of the Borrower or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to the Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Lender or any Person acting on the Lender’s behalf, (c) otherwise becomes known to the Lender from a third-party not actually known to be in breach of an obligation of confidentiality to the Borrower, or (d) constitutes financial statements delivered to the Lender under Section 14.1 that are otherwise publicly available. The Lender will keep any and all Confidential Information in accordance with procedures adopted by the Lender in good faith to protect confidential information of third parties delivered to the Lender and not disclose it to another or make any use of it that is not permitted by this Agreement, provided that the Lender may deliver or disclose Confidential Information to (i) its directors, officers, employees (legal and contractual), agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Loan), (ii) its auditors, financial advisors, other professional advisors, consultants, valuators and quoting agencies and investors or partners in Related Funds that are holders of the Loan who agree, in each case, to hold confidential the Confidential Information in accordance with this Section 31, (iii) any other holder of the Loan (or any portion thereof), any Participant or any potential assignee (it being understood that the Person(s) to whom such disclosure is made is informed of the confidential nature of such information and agrees to be bound by this Section 31), (iv) any institutional investor to which it sells or offers to sell the Loan or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 31), (v) [reserved], (vi) any federal or state regulatory authority having jurisdiction over the Lender, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio, or (viii) any other Person to which such delivery or disclosure is necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to the Lender, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which the Lender is a party, or (z) if an Event of Default has occurred and is continuing, to the extent the Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Loan, this Agreement, or any Subsidiary Guaranty or any other Loan Document. Notwithstanding the foregoing, in the event that the Lender is compelled to disclose Confidential Information pursuant to clause (viii)(w) (except where disclosure of the purchase of the Loan is to be made to any supervisory or regulatory body during the normal course of its exercise of its regulatory or supervisory function over the Lender and consistent with the Lender’s usual practice), (viii)(x) or (viii)(y) of the preceding sentence, unless specifically prohibited by applicable law, rule, regulation or order, the Lender shall use its reasonable best efforts to give the Borrower prompt notice of such pending disclosure and, to the extent practicable, the opportunity to seek a protective order or to pursue such further legal action as may be necessary to preserve the privileged nature and confidentiality of the Confidential Information. Each assignee Lender, by its acceptance of an assignment agreement, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 31 as though it were a party to this Agreement.

(b)	In the event that as a condition to receiving access to information relating to the Borrower or any of its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, the Lender is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 31, this Section 31 shall not be amended thereby and, as between the Lender and the Borrower, this Section 31 shall supersede any such other confidentiality undertaking.

32.	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREE¬MENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

CION INVESTMENT CORPORATION

By:	/s/ Michael A. Reisner
Name:	Michael A. Reisner
Title:	Co-Chief Executive Officer

[Signature page to Unsecured Term Loan Facility Agreement]

LENDER:

[LENDER SIGNATURE PAGE]

[Signature page to Unsecured Term Loan Facility Agreement]

EXHIBIT A-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Unsecured Term Loan Facility Agreement, dated as of September 30, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and between CION INVESTMENT CORPORATION, a company incorporated under the laws of the State of Maryland (the “Borrower”), and the Lender named on the signature page hereto, a company incorporated under the laws of the State of Israel (the “Lender”).

Pursuant to the provisions of Section 9(e)(ii)(B)(3) of the Facility Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan (as well as any Note evidencing the Loan) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT A-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Unsecured Term Loan Facility Agreement, dated as of September 30, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and between CION INVESTMENT CORPORATION, a company incorporated under the laws of the State of Maryland (the “Borrower”), and the Lender named on the signature page hereto, a company incorporated under the laws of the State of Israel (the “Lender”).

Pursuant to the provisions of Section 9(e)(ii)(B)(4) of the Facility Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT A-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Unsecured Term Loan Facility Agreement, dated as of September 30, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and between CION INVESTMENT CORPORATION, a company incorporated under the laws of the State of Maryland (the “Borrower”), and the Lender named on the signature page hereto, a company incorporated under the laws of the State of Israel (the “Lender”).

Pursuant to the provisions of Section 9(e)(ii)(B)(4) of the Facility Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT A-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Unsecured Term Loan Facility Agreement, dated as of September 30, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and between CION INVESTMENT CORPORATION, a company incorporated under the laws of the State of Maryland (the “Borrower”), and the Lender named on the signature page hereto, a company incorporated under the laws of the State of Israel (the “Lender”).

Pursuant to the provisions of Section 9(e)(ii)(B)(4) of the Facility Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan (as well as any Note evidencing such Loan), (iii) with respect to the extension of credit pursuant to this Facility Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]